Exhibit 99.1

Cellectar Biosciences Reports 2016 Company Performance
and Continued Progress in First Quarter 2017

Madison, Wisc. (March 15, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), (the “company”), an oncology-focused, clinical stage biotechnology company, today announces financial results for the year ending December 31, 2016. Management will host a teleconference and live webcast to review these financial results, followed by a review of corporate performance and 2017 objectives at 6:00 PM EDT today.

Summary of Q1 2017 Accomplishments:

•	Positive safety, tolerability and activity data through Cohort 3 of Phase I study of CLR 131 in multiple myeloma

•	Initiation of fourth cohort of Phase I study of CLR 131 in multiple myeloma

•	Additional IP protection for CLR 131 in solid tumors

•	Japanese Composition of Matter Patent for CLR 1501 and CLR 1502

•	Consolidation of IP portfolio for CLR 131 in multiple myeloma following license agreement with Wisconsin Alumni Research Foundation

Summary of 2016 Financial Results:

Research and development expenses for 2016 were $4.8 million, a reduction of $0.4 million from 2015. This reflects the company’s continued focus on its therapeutic lead product candidate, CLR 131 and the implementation of operating improvements, which have reduced its cost structure.

General and administrative expenses for the year totaled $4.7 million, compared to $3.4 million in 2015. The increase was largely a result of increased consulting and personnel costs, of which approximately $0.5 million are not expected to recur.

The operating loss was $9.4 million for 2016, compared to $8.8 million in 2015. Other income was $3.3 million for fiscal 2016 and 2015, and is primarily due to changes in the valuation of certain warrants that are classified as liabilities on the company’s balance sheet. These amounts are almost exclusively non-cash in nature. As a result, the company’s net loss for the year ended December 31, 2016 was $6.2 million, or $1.36 per share, compared to a 2015 net loss of $5.5 million, or $7.03 per share.

As of December 31, 2016, the company had $11.4 million in cash and cash equivalents on hand, compared to $3.9 million in cash and cash equivalents at December 31, 2015. Management anticipates its available cash and cash equivalents will fund its planned operations into the first quarter of 2018, and believes additional capital will be required to complete its research and development plans.

“Over the last year Cellectar Biosciences, has made tremendous progress in the development of our lead product candidate, CLR 131, which is in the fourth cohort of a Phase I trial for multiple myeloma, and will enter an NCI-supported Phase II study in hematological malignancies in the first quarter of this year,” said Jim Caruso, president and CEO of Cellectar Biosciences. “The numerous additions to our intellectual property portfolio provide further protection for our product assets and we are encouraged by the progress with our conjugate program and Pierre Fabre partnership. We look forward to reviewing our 2016 successes and 2017 plans on today’s conference call.”

Conference Call Details
Cellectar will be holding a conference call at 6:00 PM EDT today to review 2016 financial results, which will be followed by an update of corporate performance and 2017 objectives. The call may be accessed by dialing (888) 646-8293 (US domestic) or (973) 453-3065 (international), or participate via webcast at http://edge.media-server.com/m/p/7ahjbsb7. The live and archived webcast can be accessed via the company’s website at http://investor.cellectar.com/events.cfm.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com